UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 3, 2016

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

401 Merritt 7, Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure

On May 3, 2016, during the conference call to announce Frontier’s first quarter results, Frontier presented 2016 Adjusted Free Cash Flow guidance of $800 million - $925 million. Frontier discussed that this Adjusted FCF is calculated after the deduction of: (1) preferred stock dividends for the last three quarters of 2016 of approximately $160 million; and (2) full-year interest expense of $1.34 billion – $1.36 billion, which excludes interest expense on acquisition-related debt for the first quarter.

The preceding information shall be deemed to be furnished, not filed, and shall not be incorporated by reference into any other filing with the Securities and Exchange Commission.

This document contains “forward-looking statements,” related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These risks and uncertainties include, but are not limited to, the factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: May 3, 2016	By: /s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President, General Counsel and
Secretary

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